Exhibit 10.1

EXECUTION COPY

CREDIT SUISSE SECURITIES (USA) LLC	CREDIT SUISSE
Eleven Madison Avenue	Eleven Madison Avenue
New York, NY 10010	New York, NY 10010

BANK OF AMERICA, N.A.
BANC OF AMERICA SECURITIES LLC
BANC OF AMERICA BRIDGE LLC
9 West 57th Street
New York, NY 10019

CONFIDENTIAL

July 15, 2007

ReAble Therapeutics Finance LLC

9800 Metric Blvd.
Austin, TX 78758

Attention:

with a copy to:

The Blackstone Group
345 Park Avenue

New York, NY 10154
Attention:  Chinh E. Chu and Julia Kahr

Project David
Commitment Letter

Ladies and Gentlemen:

You have advised each of Credit Suisse (“CS”), Credit Suisse Securities (USA) LLC (“CS Securities” and, together with CS and their respective affiliates, “Credit Suisse”), Bank of America, N.A., (“Bank of America”), Banc of America Securities LLC (“BAS”) and Banc of America Bridge LLC (“Banc of America Bridge”, and together with Bank of America, BAS and Credit Suisse, “we” or “us”) that ReAble Therapeutics Finance LLC (the “Borrower” or “you”), a Delaware limited liability company controlled by the Blackstone Group and its affiliates (collectively, “Blackstone” or the “Sponsor”) and certain other investors (including members of management), will acquire, through the merger (the “Merger) of DJO Incorporated, a Delaware corporation (the “Target”), with your newly formed wholly-owned subsidiary, Reaction Acquisition Merger Sub, Inc., (“Merger Sub”), with the Target as the surviving corporation in such Merger, all of the outstanding equity interests of the Target, and that you intend to consummate the other Transactions described herein (such term and each other capitalized term used but not defined herein having the meaning assigned to such term in the Summary of Principal Terms and Conditions attached hereto as Exhibit A (the “Senior Facilities Term Sheet”)).

You have further advised CS, Bank of America and Banc of America Bridge (collectively, the “Initial Lenders”) that, in connection therewith, it is intended that the financing for the Transactions will include:

(a) the senior secured credit facilities (the “Senior Facilities”) described in the Senior Facilities Term Sheet, in an aggregate principal amount of up to (i) with respect to the Term B Facility, $1,055 million and (ii) with respect to the Revolving Facility, $100 million;

(b) either (i) up to $575 million in aggregate principal amount of senior unsecured notes, which, at your election, may include up to $200 million in aggregate principal amount of senior unsecured PIK election notes (the “Senior Unsecured Notes”) in a public offering or in a Rule 144A or other private placement or (ii) if all or any portion of the Senior Unsecured Notes are not issued on or prior to the Closing Date (as defined below), up to $575 million of senior unsecured increasing rate loans, which, at your election, may include up to $200 million in senior PIK election increasing rate loans (the “Senior Unsecured Bridge Loans” or the “Bridge Loans”) under the senior unsecured credit facility (the “Senior Unsecured Bridge Facility” or the “Bridge Facility”) described in the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Bridge Term Sheet” and, together with the Senior Facilities Term Sheet, the “Term Sheets”); and

(c) the Borrower’s existing 11.75% senior subordinated notes due 2014 (the “Existing Notes” and, together with the Senior Unsecured Notes, the “Notes”) will remain outstanding after giving effect to the Transactions.

The Senior Facilities and the Bridge Facility are collectively referred to herein as the “Facilities”.

1.     Commitments.

In connection with the foregoing, (a) Credit Suisse is pleased to advise you of its commitment to provide 60% of the principal amount of each of the Senior Facilities and (b) Bank of America is please to advise you of its commitment to provide 40% of the principal amount of each of the Senior Facilities, in each case upon the terms and subject to the conditions set forth or referred to in this commitment letter (including the Term Sheets and other attachments hereto, this “Commitment Letter”). In connection with the foregoing, (a) Credit Suisse is pleased to advise you of its commitment to provide 60% of the principal amount of the Bridge Facility and (b) Banc of America Bridge is pleased to advise you of its commitment to provide 40% of the principal amount of the Bridge Facility, in each case upon the terms and subject to the conditions set forth or referred to in this Commitment Letter. The commitments and obligations of the Initial Lenders hereunder are several and not joint.

2.     Titles and Roles.

It is agreed that CS Securities (the “Lead Arranger”) and BAS will act as joint lead arrangers and joint bookrunners for the Facilities (collectively, the “Joint Lead Arrangers”).  It is agreed that CS Securities shall have “left placement” in any and all marketing materials or other documentation used in connection with each of the Facilities and to hold the leading role and responsibilities conventionally associated with such “left” placement, including maintaining sole “physical books” in respect of each of the Facilities, and BAS will have “right” placement in respect of each of the Facilities. No compensation (other than that expressly contemplated by this

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Commitment Letter and the Fee Letters referred to below) will be paid to any Lender in connection with the Facilities unless you and we shall so agree.

3.     Syndication.

Each Initial Lender reserves the right, prior to or after the execution of definitive documentation for the Facilities, to syndicate all or a portion of such Initial Lender’s commitment hereunder to a group of banks, financial institutions and other institutional lenders (together with the Initial Lenders, the “Lenders”) identified by such Initial Lender in consultation with you and reasonably acceptable to them and you (your consent not to be unreasonably withheld or delayed); provided, that, notwithstanding each Initial Lender’s right to syndicate the Facilities and receive commitments with respect thereto, such Initial Lender may not assign all or any portion of its commitment hereunder prior to the date of the initial funding under the Senior Facilities (the “Closing Date”) except to any of its affiliates, provided that any such assignment to an affiliate will not relieve the assignor from any of its obligations hereunder unless and until such affiliates shall have funded the portion of the Commitment so assigned.  Without limiting your obligations to assist with syndication efforts as set forth below, it is understood that the Initial Lenders’ commitments hereunder are not subject to syndication of the Facilities.  You agree to use commercially reasonable efforts to provide us with a period of at least 20 consecutive calendar days following the launch of the general syndication of the Senior Facilities and immediately prior to the Closing Date to syndicate the Senior Facilities.  We intend to commence syndication efforts promptly upon the execution of this Commitment Letter and as part of its syndication efforts, it is our intent to have Lenders commit to the Facilities prior to the Closing Date.  You agree actively to assist us in completing a timely syndication that is reasonably satisfactory to us and you.  Such assistance shall include, without limitation, (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit materially from your existing lending and investment banking relationships and the existing lending and investment banking relationships of the Sponsor and, to the extent practical and appropriate, the Target, (b) direct contact between senior management, representatives and advisors of you and representatives and advisors of the Sponsor, and your using commercially reasonable efforts to cause to occur direct contact between senior management, representatives and advisors of the Target, and the proposed Lenders at times mutually agreed upon, (c) assistance by you and the Sponsor, and your using commercially reasonable efforts to cause to occur assistance by the Target, in the preparation of a customary Confidential Information Memorandum for the Facilities and other customary marketing materials to be used in connection with the syndications, (d) your providing or causing to be provided a detailed business plan or projections of the Borrower and its subsidiaries for the years 2007 through 2014, (e) prior to the launch of the syndications, using your commercially reasonable efforts to (i) procure ratings for each of the Facilities and the Notes from each of Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”) and (ii) procure a reaffirmation of the corporate rating from S&P and the corporate family rating from Moody’s, in each case in respect of the Borrower, and (f) the hosting, with the Lead Arranger, of one or more meetings of prospective Lenders at times mutually agreed upon.

The Lead Arranger will, in consultation with the other Joint Lead Arranger and you, manage all aspects of any syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate (subject to your consent rights set forth in the preceding paragraph), the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders.  To assist the Lead Arranger in its syndication efforts, you agree to use commercially reasonable efforts to prepare and provide promptly to us (and to use commercially reasonable efforts to cause the Sponsor and the Target to provide) to the Lead Arranger all

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customary information available to you with respect to you, the Target and each of your and their respective subsidiaries, the Transactions and the other transactions contemplated hereby, including all financial information and projections (including financial estimates, forecasts and other forward-looking information, the “Projections”), as the Lead Arranger may reasonably request in connection with the syndication of the Facilities.

4.     Information.

You hereby represent and warrant that, (a) all written information and written data (other than the Projections and information of a general economic or general industry nature) (the “Information”) that has been or will be made available to us by you, the Target, the Sponsor or any of your and their respective representatives, in connection with the transactions contemplated hereunder (supplemented as contemplated herein), taken as a whole, is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements thereto), it being understood that the representations set forth in this clause (a) with respect to the Target shall be to the best of your knowledge, and (b) the Projections that have been or will be made available to us by you, the Target, the Sponsor or any of your and their respective representatives have been or will be prepared in good faith based upon assumptions that are believed by you to be reasonable at the time made and at the time the related Projections are made available to the us.  You agree that if at any time prior to the closing of the Facilities any of the representations in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement the Information and the Projections so that such representations will be correct in all material respects under those circumstances.  In arranging and syndicating the Facilities, we will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof.

You hereby acknowledge that (a) we will make available Information and Projections to the proposed syndicate of Lenders and (b) certain of the Lenders may be “public side” Lenders (i.e. Lenders that do not wish to receive material non-public information with respect to the Target, the Borrower or their respective securities) (each, a “Public Lender”).  If reasonably requested, you will assist us (and you will use commercially reasonable efforts to cause the Target to assist us) in preparing an additional version of the confidential information memorandum to be used by Public Lenders.  The information to be included in the additional version of the confidential information memorandum will be substantially consistent with the information included in any public filing made with the Securities and Exchange Commission by you and the Target and with the information included in the offering memorandum for the offering of the Senior Unsecured Notes.  You agree to use commercially reasonable efforts to identify that portion of the Information that may be distributed to the Public Lenders as “PUBLIC”.  You acknowledge that the following documents may be distributed to Public Lenders (unless you notify us promptly that any such document contains material non-public information with respect to you, the Target or your or their respective securities): (a) drafts and final definitive documentation with respect to the Facilities; (b) administrative materials prepared by us for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda); and (c) notification of changes in the terms of the Facilities.

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5.     Fees.

As consideration for the commitments of the Initial Lenders hereunder and our agreement to perform the services described herein, you agree to pay the fees set forth in this Commitment Letter and in the Fee Letter and in the Administrative Agent Fee Letter (collectively, the “Fee Letters”), each dated the date hereof and delivered herewith with respect to the Facilities.  Once paid, such fees shall not be refundable under any circumstances, except as expressly set forth in the Fee Letters.

6.     Conditions Precedent.

The commitments of the Initial Lenders hereunder and its agreement to perform the services described herein are subject to (a) our reasonable satisfaction that, prior to and during the syndications of the Facilities, there shall be no competing issues of debt securities or commercial bank or other credit facilities of you, the Target or any of your or their respective subsidiaries or parent companies being offered, placed or arranged (other than the Notes and any indebtedness permitted to be incurred by the Target pursuant to the Merger Agreement (as hereinafter defined)) and (b) the other conditions set forth in the Term Sheets and the other exhibits hereto.

In addition, the commitments of the Initial Lenders hereunder are subject to the negotiation, execution and delivery of definitive documentation with respect to the Facilities (the “Facilities Documentation”), which shall, in each case, be consistent with this Commitment Letter and the Term Sheets (provided that, notwithstanding anything in this Commitment Letter, the Fee Letters, the Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations relating to you, the Target, your and its subsidiaries and your and its business the making of which shall be a condition to availability of the Facilities on the Closing Date shall be (A) such of the representations made by the Target in the Agreement and Plan of Merger, dated as of July 15, 2007 among you, Merger Sub and the Target (in such form as has been provided to us on the date hereof prior to execution of this Commitment Letter) (the “Merger Agreement”), as are material to the interests of the Lenders, but only to the extent that you have the right to terminate your obligations under the Merger Agreement as a result of a breach of such representations in the Merger Agreement and (B) the Specified Representations (as defined below) and (ii) the terms of the Facilities Documentation shall be in a form such that they do not impair availability of the Facilities on the Closing Date if the conditions set forth herein and in the Term Sheets are satisfied (it being understood that, to the extent any Collateral (as defined in Exhibit A hereto) (other than the pledge and perfection of the security interests in the capital stock of domestic subsidiaries held by the Borrower and the Guarantors (to the extent required under the Senior Facilities Term Sheet) and other assets pursuant to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code) is not provided on the Closing Date after your use of commercially reasonable efforts to do so, the delivery of such Collateral shall not constitute a condition precedent to the availability of the Facilities on the Closing Date but shall be required to be delivered after the Closing Date pursuant to arrangements and timing to be mutually agreed)).  Those matters that are not covered by or made clear under the provision of this Commitment Letter are subject to the approval and agreement of us and you; provided that such approvals and agreements shall be in a manner that is consistent with the Term Sheets and customary and appropriate for transactions of this type with affiliates of the Sponsor.  For purposes hereof, “Specified Representations” means the representations and warranties set forth in the Term Sheets relating to corporate power and authority, the enforceability of the Facilities Documentation, Federal Reserve margin regulations, the Investment Company Act and status of the Senior Facilities and Bridge Facility as senior debt.

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7.     Indemnification; Expenses.

You agree (a) to indemnify and hold harmless us and our respective affiliates and controlling persons and the respective officers, directors, employees, agents, members and successors of each of the foregoing (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter (including the Term Sheets), the Fee Letters, the Transactions, the Facilities and the use of the proceeds thereof or any transaction contemplated hereby or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any such Indemnified Person is a party thereto, and to reimburse each such Indemnified Person upon demand for any reasonable documented out-of-pocket legal or other expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent they resulted from the willful misconduct, bad faith or gross negligence of, or material breach of this Commitment Letter by, such Indemnified Person or any of its affiliates or controlling persons or any of the officers, directors, employees, agents or members of any of the foregoing and (b) to reimburse us and each Indemnified Person from time to time, upon presentation of a summary statement, for all reasonable out-of-pocket expenses (including but not limited to expenses of our due diligence investigation, syndication expenses, travel expenses and reasonable fees, disbursements and other charges of our counsel to identified in the Term Sheets and of a single local counsel to us in each relevant jurisdiction (and of additional counsel if an actual conflict of interest exists between Indemnified Parties)), in each case incurred in connection with the Facilities and the preparation of this Commitment Letter, the Fee Letters, the definitive documentation for the Facilities and any security arrangements in connection therewith (collectively, the “Expenses”); provided that you shall not be required to reimburse any of the Expenses in the event the Closing Date does not occur.  Notwithstanding any other provision of this Commitment Letter, no Indemnified Person shall be liable for (i) any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent such damages have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of its affiliates or controlling persons or any of the officers, directors, employees, agents or members of any of the foregoing or (ii) any indirect, special, punitive or consequential damages in connection with its activities related to the Facilities.

8.     Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities.

None of the Initial Lenders, the Joint Lead Arrangers nor any of their respective affiliates will use confidential information obtained from you or the Sponsor by virtue of the transactions contemplated by this Commitment Letter or any of their other relationships with you or the Sponsor in connection with the performance by them and their affiliates of services for other persons, and none of the Joint Lead Arrangers, the Initial Lenders nor any of their respective affiliates will furnish any such information to other persons.  You also acknowledge that none of the Initial Lenders, the Joint Lead Arrangers nor any of their respective affiliates have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by them or their affiliates from other persons.  In addition, the Initial Lenders and the Joint Lead Arrangers may employ the services of any of its affiliates in providing certain services hereunder (it being understood that if any such affiliate does not provide such services, the Joint Lead Arrangers or the Initial Lenders shall provide such services) and may exchange with such affiliates information concerning you, the Target, the Sponsor and other companies that may be the subject of this arrangement, and such affiliates shall

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be entitled to the benefits and subject to the obligations afforded to the Joint Lead Arrangers and the Initial Lenders hereunder.

9.     Assignments; Amendments; Governing Law, Etc.

This Commitment Letter and the commitments hereunder shall not be assignable by you (except, upon reasonable notice to us, to any of your affiliates that is controlled by you and newly formed solely in connection with the Merger) without the prior written consent of each of us (and any attempted assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto (and Indemnified Persons), is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons).  You acknowledge that we will be acting pursuant to a contractual relationship on an arm’s length basis and in no event do the parties intend that we act or be responsible as a fiduciary to you or to your  or their management, stockholders, creditors or to any other person.  Any and all obligations of, and services to be provided by, us hereunder (including, without limitation, its commitments) may be performed, and any and all of our rights hereunder may be exercised, by or through any of its affiliates or branches.  This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by us and you.  This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement.  Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.  This Commitment Letter and, together with the Fee Letters dated the date hereof, supersedes all prior understandings, whether written or oral, among us with respect to the Facilities and sets forth the entire understanding of the parties hereto with respect thereto.  THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; provided, however, that the interpretation of the definition of Material Adverse Effect (and whether or not a Material Adverse Effect has occurred) in this Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

10.   Waiver of Jury Trial.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE FEE LETTERS OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

11.   Jurisdiction.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the non-exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter or the Fee Letters or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating

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to this Commitment Letter or the transactions contemplated hereby in any New York State or in any such Federal court and (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

12.   Confidentiality.

This Commitment Letter is delivered to you on the understanding that none of the Fee Letters and their terms or substance, or, prior to your acceptance hereof, this Commitment Letter and its terms or substance, or our activities pursuant hereto or to the Fee Letters shall be disclosed, directly or indirectly, to any other person or entity (including other lenders, underwriters, placement agents, advisors or any similar persons) except (a) to the Sponsor and to your and its officers, directors, employees, members, partners, stockholders, attorneys, accountants, advisors and other agents on a confidential and need-to-know basis, (b) if we consent to such proposed disclosure, (c) pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case you, to the extent permitted by law, agree to inform us promptly thereof) or (d) the existence and contents of the Term Sheets to any rating agency in connection with the Transactions; provided that (i) you may disclose this Commitment Letter and the contents hereof (and the nature of the provisions related to “market flex” in the Fee Letter) to the Target and its officers, directors, employees, attorneys, accountants, advisors and other agents, on a confidential and need-to-know basis, and (ii) you may disclose the Commitment Letter and its contents in any public filing with the Securities and Exchange Commission or any applicable stock exchange or in any prospectus or offering memorandum relating to the Notes; provided, further, that the foregoing restrictions shall cease to apply (except in respect of the Fee Letters and the contents thereof) after the Facilities Documentation shall have been executed and delivered by the parties thereto.

We and our affiliates will use all confidential information provided to it or such affiliates by or on behalf of you, the Sponsor, the Target or any of your or their respective subsidiaries or affiliates hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter and shall treat confidentially all such information; provided that nothing herein shall prevent the us from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case we, to the extent permitted by law, agree to inform you promptly thereof), (b) upon the request or demand of any regulatory authority having jurisdiction over us or any of our affiliates, (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by us or any of our affiliates, (d)  to the extent that such information is received by us from a third party that is not to our’ knowledge subject to confidentiality obligations to you, (e) to the extent that such information is independently developed by us, (f) to our affiliates and our officers, directors, employees, partners, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transactions and are informed of the confidential nature of such information, (g) to potential Lenders, participants or assignees who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph) or (h) for purposes of establishing a “due diligence” defense.  Our obligations under this paragraph shall automatically terminate and be superseded by the confidentiality provisions in the definitive documentation relating to the Facilities upon the initial funding thereunder.

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13.   Surviving Provisions.

The indemnification, jurisdiction and confidentiality provisions contained herein and in the Fee Letters shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the Initial Lenders’ commitment hereunder; provided that your obligations under this Commitment Letter, other than those relating to confidentiality, shall automatically terminate and be superseded by the definitive documentation relating to the Facilities upon the initial funding thereunder (or, in the case any Notes are issued on the Closing Date, upon the initial funding of the Senior Facilities only), and you shall be released from all liability in connection therewith at such time.

As you know, each of Credit Suisse, Bank of America, BAS and Banc of America Bridge is a full service securities firm engaged, either directly or through its affiliates, in various activities, including securities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals.  In the ordinary course of these activities, Credit Suisse, Bank of America, BAS and Banc of America Bridge or their respective affiliates may actively trade the debt and equity securities (or related derivative securities) of you or the Target and other companies which may be the subject of the arrangements contemplated by this letter for its own account and for the accounts of its customers and may at any time hold long and short positions in such securities.  Credit Suisse, Bank of America, BAS and Banc of America Bridge or their respective affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you, the Target or other companies which may be the subject of the arrangements contemplated by this letter. You acknowledge that Credit Suisse, Bank of America, Bank of America Bridge and BAS or their respective affiliates may be providing financing or other services to parties whose interests may conflict with yours.

We and our affiliates, (collectively, the “Commitment Parties”) may have economic interests that conflict with those of you, the Sponsor or the Target.  You agree that each Commitment Party will act under this letter as an independent contractor and that nothing in this Commitment Letter or the Fee Letters or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Commitment Party, on the one hand and you or the Target and your and the Target’s  respective stockholders and affiliates, on the other hand.  You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letters are arm’s-length commercial transactions between the Commitment Parties, on the one hand, and you, on the other, (ii) in connection therewith and with the process leading to such transaction each Commitment Party is acting solely as a principal and not the agent or fiduciary of you or the Target, your or its management stockholders, creditors or any other person, (iii) no Commitment Party has assumed an advisory or fiduciary responsibility in favor of you or the Target with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any Commitment Party or any of their affiliates has advised or is currently advising you or the Target or any of your or the Target’s respective affiliates on other matters) or any other obligation to you or the Target or your or the Target’s respective affiliates except the obligations expressly set forth in this Commitment Letter and the Fee Letters and (iv) you and the Target have each consulted your and its own legal and financial advisors to the extent it deemed appropriate.  You further acknowledge and agree that you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto.

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14.   PATRIOT Act Notification.

We hereby notify you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), we and each other Lender is required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information includes the name, address, tax identification number and other information regarding the Borrower and the Guarantors that will allow the us or such Lender to identify the Borrower and the Guarantors in accordance with the Patriot Act.  This notice is given in accordance with the requirements of the Patriot Act and is effective as to the us and each Lender.

15.   Acceptance and Termination.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letters by returning to us executed counterparts hereof and of the Fee Letters not later than 5:00 p.m., New York City time, on July 20, 2007.  The Initial Lenders’ commitments hereunder and agreements contained herein will expire at such time in the event that we have not received such executed counterparts in accordance with the immediately preceding sentence.  In the event that the initial borrowing in respect of the Senior Facilities does not occur on or before March 15, 2008 (or such earlier date on which the Merger Agreement terminates), then this Commitment Letter and our commitments and undertakings hereunder shall automatically terminate unless it shall, in its discretion, agree to an extension.

BY SIGNING THIS COMMITMENT LETTER, EACH OF THE PARTIES HERETO HEREBY ACKNOWLEDGES AND AGREES THAT (A) BANK OF AMERICA IS OFFERING TO PROVIDE THE SENIOR FACILITIES SEPARATE AND APART FROM BANC OF AMERICA BRIDGE’S OFFER TO PROVIDE THE BRIDGE FACILITY AND (B) BANC OF AMERICA BRIDGE IS OFFERING TO PROVIDE THE BRIDGE FACILITY SEPARATE AND APART FROM THE OFFER BY BANK OF AMERICA TO PROVIDE THE SENIOR FACILITIES.  YOU MAY, AT YOUR OPTION, ELECT TO ACCEPT THIS COMMITMENT LETTER (AND THE APPLICABLE PROVISIONS OF THE FEE LETTER) WITH RESPECT TO EITHER THE SENIOR FACILITIES OR THE BRIDGE FACILITY OR BOTH.

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We are pleased to have been given the opportunity to assist you in connection with the financing for the Merger.

Very truly yours,

CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ Holly Sheffield
Name:
Title:

CREDIT SUISSE, CAYMAN ISLANDS BRANCH

By:	/s/ Judith Smith
Name: Judith Smith
Title: Director

By:	/s/ Doreen Barr
Name: Doreen Barr
Title: Vice President

[SIGNATURE PAGE TO COMMITMENT LETTER]

BANC OF AMERICA SECURITIES LLC

By:	/s/ K. James Pirouz
Name: K. James Pirouz
Title: Principal

BANC OF AMERICA BRIDGE LLC

By:	/s/ K. James Pirouz
Name: K. James Pirouz
Title: Principal

BANK OF AMERICA, N.A.

By:	/s/ K. James Pirouz
Name: K. James Pirouz
Title: Principal

[SIGNATURE PAGE TO COMMITMENT LETTER]

Accepted and agreed to as of
the date first above written:

REABLE THERAPEUTICS FINANCE LLC

By	/s/ Harry L. Zimmerman
Name: Harry L. Zimmerman
Title: EVP – General Counsel

[SIGNATURE PAGE TO COMMITMENT LETTER]

CONFIDENTIAL	EXHIBIT A

Project David
Senior Secured Credit Facilities
Summary of Principal Terms and Conditions

Borrower:

ReAble Therapeutics Finance LLC (the “Borrower”), a Delaware limited liability company and a wholly-owned indirect subsidiary of ReAble Therapeutics, Inc. (the “Company”), a Delaware corporation controlled by The Blackstone Group and its affiliates (the “Sponsor”) and certain other investors (including members of management) (collectively, the “Investors”).

Transaction:

The Company intends to acquire through the merger (the “Merger”) of DJO Incorporated, a Delaware corporation (the “Target”), with the Borrower’s newly formed wholly-owned subsidiary, Reaction Acquisition Merger Sub, Inc., (“Merger Sub”), with the Target as the surviving corporation of such Merger, all of the outstanding equity interests of the Target pursuant to the Agreement and Plan of Merger, dated as of July 15, 2007 (in such form as has been provided to us on the date hereof prior to execution of the Commitment Letter) (the “Merger Agreement”), among Merger Sub, the Borrower and the Target.  In connection with the Merger, (a) the Investors will directly or indirectly contribute an aggregate amount of cash equity, together with existing equity already contributed by the Investors in the Company prior to the date hereof, that collectively represents not less than 25% of the aggregate pro forma capitalization of the Company on the Closing Date (as defined below) (collectively, the “Equity Contribution”); it being understood that the proceeds of such Equity Contribution will be contributed by the Company through the Borrower to the Merger Sub substantially concurrently with the consummation of the Merger, and that portions of the contribution from the Borrower to Merger Sub may be made in the form of subordinated debt in return for an intercompany note issued to the Borrower by the surviving company of the Merger; provided that such intercompany note will be pledged as Collateral (as defined below); (b) the Borrower will obtain the senior secured credit facilities described below under the caption “Senior Facilities”; (c) the Borrower will either (i) issue up to $575 million in aggregate principal amount of senior unsecured notes, which, at your election, may include up to $200 million in aggregate principal amount of senior unsecured PIK election notes (the “Senior Unsecured Notes”) in a public offering or in a Rule 144A or other private placement or (ii) if all or any portion of the Senior Unsecured Notes are not issued prior to the Closing Date, borrow up to $575 million of senior unsecured increasing rate loans, which, at your election, may include up to $200 million in senior PIK election increasing rate loans (the “Senior Unsecured Bridge Loans” or the “Bridge Loans”) under a new senior unsecured credit facility (the “Bridge Facility”); (d) the Borrower’s existing 11.75% senior subordinated notes due 2014 (the “Existing Notes” and, together with the Senior Unsecured Notes, the “Notes”) will remain outstanding after giving effect to the Transactions (as defined below); (e) certain indebtedness of the Borrower and its subsidiaries and certain indebtedness of the Target and its subsidiaries, in each case in existence prior to the Merger (the “Indebtedness to be Repaid”) will be repaid in full; and (f) fees and expenses incurred in connection with the foregoing (the “Transaction Costs”) will be paid.  The transactions described in this paragraph, together with the transactions related thereto, are collectively referred to herein as the “Transactions”.

Administrative Agent:

Credit Suisse, acting through one or more of its branches or affiliates (“CS”), will act as sole and exclusive administrative agent (in such capacity, the “Administrative Agent”) and collateral agent for a syndicate of banks, financial institutions and other institutional lenders reasonably acceptable to the Borrower (together with the Initial Lenders, the “Lenders”), and will perform the duties customarily associated with such roles.

Joint Lead Arrangers and Joint Bookrunners:

Credit Suisse Securities (USA) LLC (the “Lead Arranger”) and Banc of America Securities LLC will act as joint lead arrangers and joint bookrunners for the Senior Facilities (the “Joint Lead Arrangers”), and will perform the duties customarily associated with such roles.

Syndication Agent:	Bank of America, N.A. (the “Syndication Agent”).

Senior Facilities:	(A) A senior secured term loan facility in an aggregate principal amount of up to $1,055 million (the “Term B Facility”).

(B) A senior secured revolving credit facility in an aggregate principal amount of $100 million (the “Revolving Facility”), of which up to an amount to be agreed will be available in the form of letters of credit.

In connection with the Revolving Facility, the Administrative Agent (in such capacity, the “Swingline Lender”) will make available to the Borrower a swingline facility under which the Borrower may make short-term borrowings of up to an amount to be agreed.  Except for purposes of calculating the Commitment Fee described below, any such swingline borrowings will reduce availability under the Revolving Facility on a dollar-for-dollar basis.

Each Lender under the Revolving Facility shall, promptly upon request by the Swingline Lender, fund to the Swingline Lender its pro rata share of any swingline borrowings.

The Senior Facilities will permit the Borrower  to add one or more incremental term loan facilities to the Senior Facilities (each, an “Incremental Term Facility”) and/or increase commitments under the Revolving Facility (any such increase, an “Incremental Revolving Facility”; the Incremental Term Facilities and the Incremental Revolving Facilities are collectively referred to as “Incremental Facilities”) in an aggregate amount of up to any amount which would be permitted to be incurred in accordance with a Senior Secured Leverage Ratio (as defined below) test, which test shall be made on a pro forma basis and shall require a Senior Secured Leverage Ratio not exceeding 4.50 to 1.00; provided that (i) no Lender will be required to participate in any such Incremental Facility, (ii) no event of default or default exists or would exist after giving effect thereto, (iii) if applicable, the Borrower shall be in pro forma compliance with the financial maintenance covenant described below on the date of incurrence and for the most recent determination period (it being understood that for purposes of this test only, (1) the financial maintenance covenant will be deemed to apply regardless of whether amounts are outstanding under the Revolving Facility or not and (2) during the period prior to the first test date of the financial maintenance covenant, the financial maintenance covenant will be deemed to be in effect during such time and pro forma compliance will require compliance with the level set forth for the first quarter to be tested under the financial maintenance covenant), after giving effect to such Incremental Facility and other customary and appropriate pro forma adjustment events, including any acquisitions or dispositions or repayments of indebtedness after the beginning of the relevant determination period, but prior to or simultaneously with the borrowing under any such Incremental Facility, (iv)  the maturity date of any such Incremental Term Facility shall be no earlier than the maturity date of the Term B Facility, (v) the interest rates and amortization schedule applicable to any Incremental Term Facility shall be determined by the Borrower and the lenders thereunder; provided that such amortization schedule shall not have a weighted average life to maturity shorter than the Term B Facility and (vi) any Incremental Revolving Facility shall be on terms and pursuant to documentation applicable to the Revolving Facility and any Incremental Term Facility shall be on terms and pursuant to documentation to be determined by the Borrower and the lenders thereunder, provided that, to the extent such terms and documentation are not consistent with the Term B Facility (except to the extent permitted by clause (iv) or (v) above), they shall be reasonably satisfactory to the Administrative Agent.

The Borrower may seek commitments from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and additional banks, financial institutions or other institutional lenders (in the case of any Incremental Revolving Facility, reasonably acceptable to the Administrative Agent) that shall thereupon become Lenders.  The definitive credit documentation shall be amended to give effect to the Incremental Facilities by documentation executed by the institution or institutions making the commitments with respect thereto, the Administrative Agent and the Borrower, and without the consent of any other Lender.

Purpose:

(A)          The proceeds of the Term B Facility and the proceeds of the Revolving Facility borrowed on the Closing Date will be used by the Borrower, on the Closing Date, together with the proceeds of the Senior Unsecured Notes and/or the Bridge Loans and the Equity Contribution, solely to pay the consideration for the Merger, to refinance the Indebtedness to be Repaid, to pay Transaction Costs and to pay pre-funded post-closing integration costs of approximately $22,500,000 (the “Post-Closing Integration Amount”).

(B)           The letters of credit under the Revolving Facility (the “Letters of Credit”) and proceeds of loans under the Revolving Facility (except as set forth below) will be used by the Borrower and its subsidiaries solely for working capital and general corporate purposes.

Availability:	(A) The Term B Facility will be available in a single drawing on the Closing Date. Amounts borrowed under the Term B Facility that are repaid or prepaid may not be reborrowed.

(B)           Loans under the Revolving Facility (exclusive of Letter of Credit usage) in an aggregate principal amount to be agreed may be borrowed on the Closing Date to finance the Transactions and Transaction Costs.  Additionally, Letters of Credit may be issued on the Closing Date in order to backstop or replace letters of credit or other existing credit arrangements outstanding on the Closing Date and loans may be made on the Closing Date to refinance any revolving credit borrrowings outstanding on the Closing Date, in each case under facilities no longer available to the Borrower or the Target as of the Closing Date.  Otherwise, loans under the Revolving Facility will be available at any time prior to the final maturity of the Revolving Facility, in minimum principal amounts to be agreed upon.  Amounts repaid under the Revolving Facility may be reborrowed.

Interest Rates and Fees:	As set forth on Annex I hereto.

Default Rate:	With respect to overdue principal, the applicable interest rate plus 2.00% per annum, and with respect to any other overdue amount, the interest rate applicable to ABR loans plus 2.00% per annum.

Letters of Credit:

Letters of Credit under the Revolving Facility will be issued by one or more Lenders under the Revolving Facility acceptable to the Borrower and the Administrative Agent (the “Issuing Bank”).  Each Letter of Credit shall expire not later than the earlier of (a) 12 months after its date of issuance and (b) the fifth business day prior to the final maturity of the Revolving Facility; provided that any Letter of Credit may provide for renewal thereof for additional periods of up to 12 months (which in no event shall extend beyond the date referred to in clause (b) above).

Drawings under any Letter of Credit shall be reimbursed by the Borrower within one business day (or, if the Borrower shall have received notice later than 10:00 a.m., New York City time, on any business day, on the immediately following business day) after notice of such drawing is received by the Borrower.  To the extent that the Borrower does not timely reimburse the Issuing Bank, the Lenders under the Revolving Facility shall be irrevocably obligated to reimburse the Issuing Bank pro rata based upon their respective Revolving Facility commitments.

Final Maturity and Amortization:

(A)          Term B Facility

The Term B Facility will mature on the date that is six years and six months after the Closing Date and will amortize in equal quarterly installments in aggregate annual amounts equal to 1% of the original principal amount of the Term B Facility, with the balance payable on the sixth year and sixth month anniversary of the Closing Date.

(B) Revolving Facility The Revolving Facility will mature on the date that is six years after the Closing Date.

Guarantees:

All obligations of the Borrower (the “Borrower Obligations”) under the Senior Facilities, under any interest rate protection or other hedging arrangements entered into with a Lender or any affiliate of a Lender (“Hedging Arrangements”) and under certain cash management arrangements entered into with a Lender or any affiliate of a Lender (“Cash Management Obligations”) will be unconditionally guaranteed jointly and severally on a senior secured basis (the “Guarantees”) by ReAble Therapeutics Holdings LLC (“Holdings”) and each existing and subsequently acquired or organized direct or indirect wholly-owned U.S. restricted subsidiary of the Borrower (other than certain immaterial subsidiaries and unrestricted subsidiaries to be agreed upon and other than any direct or indirect U.S. subsidiaries of any direct or indirect non-U.S. subsidiaries of the Borrower) (the “Guarantors”).

Security:

The Borrower Obligations, the Guarantees, the Hedging Arrangements and the Cash Management Obligations will be secured by substantially all the present and after-acquired assets of the Borrower and each Guarantor (collectively, the “Collateral”), including but not limited to (and subject to the payment priorities set forth below): (a) a perfected first-priority pledge of all the capital stock of the Borrower, (b) a perfected first-priority pledge of all the capital stock held directly by the Borrower or any Guarantor (which pledge, in the case of any foreign subsidiary of a U.S. entity, shall not include more than

65% of the voting stock of such foreign subsidiary) and (c) perfected security interests in, and mortgages on, substantially all tangible and intangible assets of the Borrower and each Guarantor (including, subject to the following sentence, accounts receivable, inventory, equipment, general intangibles, investment property, intellectual property, real property, intercompany notes, cash and proceeds of the foregoing).

Notwithstanding anything to the contrary, the Collateral shall exclude the following: (i) fee owned real properties with a value of less than an amount to be agreed (with any required mortgages being permitted to be delivered post-closing) and all leasehold interests, (ii) motor vehicles and other assets subject to certificates of title, letter of credit rights and certain commercial tort claims, (iii) pledges and security interests prohibited by law or prohibited by agreements containing anti-assignment clauses not overridden by the UCC or other applicable law, (iv) assets (including deposit and securities accounts) specifically requiring perfection through control agreements and (v) those assets as to which the Administrative Agent and the Borrower agree that the costs of obtaining such a security interest or perfection thereof are excessive in relation to the value to the Lenders of the security to be afforded thereby.

All the above-described pledges, security interests and mortgages shall be created on terms, and pursuant to documentation, reasonably satisfactory to the Administrative Agent, and none of the Collateral shall be subject to any other pledges, security interests or mortgages (except permitted liens, including liens disclosed in the Merger Agreement and the schedules thereto that are of a nature that would be customary to remain in place after consummation of the Merger), and subject to customary exceptions for financings of this kind with affiliates of the Sponsor or as otherwise agreed upon.

Mandatory Prepayments:

Loans under the Term B Facility shall be prepaid with (a) 50% of Excess Cash Flow (to be defined in a manner consistent with Sponsor precedent), with step-downs to 25% and 0% based upon achievement and maintenance of Leverage Ratio (as defined below) to be agreed (with the first payment in respect of Excess Cash Flow required for the 2008 fiscal year and due in the following year, and with any permanent voluntary prepayments of indebtedness of Borrower or its subsidiaries during any fiscal year to be credited on a dollar-for-dollar basis against any mandatory prepayment required by this clause (a)); (b) 100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property by the Borrower and its restricted subsidiaries (including insurance and condemnation proceeds) in excess of an amount to be agreed and subject to the right of the Borrower to reinvest if such proceeds are reinvested (or committed to be reinvested) within 15 months and, if so committed to reinvestment, reinvested within the later of 15 months after such sale or disposition or 180 days after such commitment, and other exceptions to be agreed upon; and (c) 100% of the net cash proceeds of the issuance or incurrence of debt by the Borrower or any of its restricted subsidiaries (other than debt permitted to be incurred under the definitive credit documentation).

Notwithstanding the foregoing, each Lender under the Term B Facility shall have the right to reject its pro rata share of any mandatory prepayments described above, in which case the amounts so rejected shall be retained by the Borrower.

Mandatory prepayments shall be applied to the scheduled installments of principal of the Term B Facility in direct order.

As used herein, the “Leverage Ratio” means Total Net Debt (to be defined in a manner consistent with Sponsor precedent and otherwise to be mutually agreed, and in any case net of all unrestricted cash and cash equivalents in excess of the Integration Reserve Amount) to EBITDA (to be defined in a manner consistent with Sponsor precedent and otherwise to be mutually agreed, but in any event the definition of EBITDA for all purposes of the definitive credit documentation will include adjustments and add-backs reflected in the Sponsor model (provided that any adjustment for future cost savings related to the Transactions shall not exceed $35,000,000 or a larger amount to be agreed) as well as adjustments and add-backs customary for financings with affiliates of the Sponsor and others as may be agreed (but in any event shall include add-backs for non-cash stock option expense, non-cash pension expense and non-cash losses from investments, in each case to the extent deducted in calculating consolidated net income)).

As used herein, the “Senior Secured Leverage Ratio” means Total Senior Secured Debt (to be defined in a manner consistent with Sponsor precedent and otherwise to be mutually agreed, and in any case net of all unrestricted cash and cash equivalents in excess of the Integration Reserve Amount (other than the Borrower)) to EBITDA (as set forth in the precedent sentence).

As used herein, the term “Integration Reserve Amount” means (i) for the fiscal year 2007, 100%, (ii) for the fiscal year 2008, 100%, and (iii) for the fiscal year 2009, 25%, in each case, of the Post-Closing Integration Amount.

Voluntary Prepayments and Reductions in Commitments:

Voluntary reductions of the unutilized portion of the Senior Facilities commitments and prepayments of borrowings will be permitted at any time, in minimum principal amounts to be agreed upon, without premium or penalty, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period.  All voluntary prepayments of the Term B Facility will be applied to the remaining amortization payments under the Term B Facility as directed by the Borrower.

Representations and Warranties:

Usual and customary for financings of this kind with affiliates of the Sponsor and limited to the following: corporate status, authority and enforceability, no violation of, or conflict with, law, charter documents or agreements, litigation, margin regulations, governmental approvals with respect to the Senior Facilities, Investment Company Act, accuracy of disclosure, financial statements and no material adverse change (after the Closing Date), taxes, ERISA, subsidiaries, intellectual property, environmental laws, properties, status of Senior Facilities and the Bridge Facility and/or Senior Unsecured Notes as senior debt, creation and perfection of security interests and consolidated closing date solvency.

Conditions Precedent to Initial Borrowing:

The initial borrowing under the Senior Facilities will be subject to the applicable conditions precedent set forth in Exhibit C to the Commitment Letter.

The definitive documentation for the Senior Facilities shall not contain (a) any conditions precedent other than the conditions precedent expressly set forth below under “Conditions Precedent to all Borrowings” and in Exhibit C to the Commitment Letter or (b) any representation or warranty, affirmative or negative covenant or event of default not set forth in the Commitment Letter, or Exhibit C thereto, the accuracy, compliance or absence, respectively, of or with which would be a condition to the initial borrowing under the Senior Facilities.

Conditions Precedent to all Borrowings:

Delivery of notice, accuracy of representations and warranties in all material respects (subject on the Closing Date to the limitations set forth in the Commitment Letter) and, after the Closing Date, absence of defaults.

Affirmative Covenants:

Usual and customary for financings of this kind with affiliates of the Sponsor and limited to the following (to be applicable to the Borrower and its restricted subsidiaries):  delivery of financial statements and other information, notices of defaults, litigation and other material events, inspections, maintenance of property and insurance, maintenance of existence, maintenance and inspection of books and records, payment of taxes, corporate franchises, compliance with laws, ERISA, use of proceeds and further assurances on collateral and guarantee matters.

Negative Covenants:

Usual and customary for financings of this kind with affiliates of the Sponsor and limited to the following (to be applicable to the Borrower and its restricted subsidiaries):  limitations on dividends or distributions on, and redemptions and repurchases of, equity interests and other restricted payments (which shall permit, among other things, distributions by the Borrower to pay taxes attributable to the income of the Borrower and its subsidiaries); limitations on prepayments, redemptions and repurchases of the Existing Notes and other subordinated debt (provided that subordinated debt incurred after the Closing Date may be prepaid to the extent that there is no default and the Borrower is in compliance with the debt incurrence ratio referred to below, and provided further that the proceeds of senior indebtedness may not be utilized to prepay any subordinated debt) and modification of instruments relating thereto; limitations on debt, guarantees and hedging arrangements (which shall permit the incurrence or assumption of indebtedness, subject only to no default and compliance with a Leverage Ratio to be agreed); limitations on liens and sale-leaseback transactions; limitations on loans and investments; limitations on changes in business conducted by the Borrower and its restricted subsidiaries; limitations on mergers and other fundamental changes, acquisitions (which shall be permitted on the terms set forth in the next succeeding paragraph) and asset sales; limitations on transactions with affiliates; limitations on restrictions on ability of restricted subsidiaries that are not Guarantors to pay dividends or make distributions; limitations on changes in fiscal year; subject, in the case of each of the foregoing covenants, to exceptions, qualifications and, as appropriate, “baskets” to be agreed upon (including an available basket amount in an amount to be agreed and that will be built by the greater of retained excess cash flow or 50% of consolidated net income, and may be used for, among other things, certain investments, restricted payments and the prepayment of the Existing Notes and other subordinated debt).  In addition, it is understood that any payments required in connection with any AHYDO “catch-up” payments related to any Bridge Facility or the Senior Unsecured Notes will be permitted under the Senior Facilities.  The covenants will also contain a customary negative pledge with respect to the capital stock of the Borrower.

The Borrower or any restricted subsidiary will be permitted to make acquisitions as long as (a) there is no default, (b) the Borrower would be in pro forma compliance with a Leverage Ratio to be agreed and, to the extent applicable, the financial maintenance covenant described below, in each case after giving effect thereto, (c) the acquired company or assets are in the same or generally related line of business as the Borrower and its subsidiaries and (d) the acquired company and its subsidiaries (other than immaterial subsidiaries) will become, in the case of any acquired entities organized under the laws of the United States, Guarantors and pledge their Collateral to the Administrative Agent.  Acquisitions of entities that do not become Guarantors will be limited to an aggregate amount to be agreed upon by the Administrative Agent and the Borrower.

Financial Covenants:

With respect to the Term B Facility:  none.

With respect to the Revolving Facility:  to consist of maximum Senior Secured Leverage Ratio to be applicable only if amounts are drawn under the Revolving Facility.(1)

The financial maintenance covenant will be tested with respect to the Borrower and its restricted subsidiaries on a consolidated basis and will be consistent with Sponsor precedent modified as mutually agreed to reflect the Transactions and the Borrower’s business and financial accounting.  The first test of the Senior Secured Leverage Ratio shall not occur until after completion of

(1)   Covenant levels to reflect a cushion of not more than 30% from the levels set forth in the Sponsor model.

the second full fiscal quarter to occur after the Closing Date.

For purposes of determining compliance with the financial maintenance covenant, an equity contribution to the Borrower after the Closing Date and on or prior to the day that is 10 days after the day on which financial statements are required to be delivered for a fiscal quarter will, at the request of the Borrower, be included in the calculation of consolidated EBITDA solely for the purposes of determining compliance with the financial covenant at the end of such fiscal quarter and applicable subsequent periods (any such equity contribution so included in the calculation of consolidated EBITDA, a “Specified Equity Contribution”); provided that (a) in each four fiscal quarter period, there shall be a period of at least one fiscal quarter in which no Specified Equity Contribution is made, (b) in each eight fiscal quarter period, there shall be at least four fiscal quarters in which no Specified Equity Contribution is made and (c) the amount of any Specified Equity Contribution with respect to the financial covenant shall be no greater than the amount required to cause the Borrower to be in compliance with the financial covenant.

Unrestricted Subsidiaries:

The definitive documentation for the Senior Facilities will contain provisions pursuant to which, subject to limitations to be agreed (including customary restricted payments/restricted investments tests upon designation of unrestricted subsidiaries; and customary limitations on investments, loans and advances to, and other investments in, entities that have been designated as unrestricted subsidiaries), the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and (subject to customary conditions) subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary.  Unrestricted subsidiaries will not be subject to the affirmative or negative covenant or event of default provisions of the definitive documentation for the Senior Facilities, and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of determining compliance (to the extent applicable) with the negative covenants and financial ratios contained in the definitive documentation for the Senior Facilities.

Events of Default:

Events of default (including grace periods) usual and customary for financings of this kind with affiliates of the Sponsor and limited to the following: nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross default and cross acceleration to material indebtedness; bankruptcy and insolvency; material judgments; ERISA events; actual or asserted invalidity of material guarantees or security documents; and Change of Control (as customarily defined in financings for affiliates of the Sponsor).

Voting:

Amendments and waivers of the definitive credit documentation will require the approval of Lenders holding more than 50% of the aggregate amount of the loans and commitments under the Senior Facilities (with certain amendments and waivers also requiring class votes), except that the consent of each Lender adversely affected thereby shall be required with respect to (a) increases in the commitment of such Lender, (b) reductions of principal, interest or fees, (c) extensions of final maturity or any other date on which payments are due, (d) releases of all or substantially all of the value of the Guarantees or all or substantially all of the Collateral, (e) changes in the voting thresholds and (f) modifications of the pro rata payment provisions.

The definitive credit documentation shall contain customary provisions for replacing non-consenting Lenders in connection with amendments and waivers requiring the consent of all Lenders or of all Lenders directly affected thereby so long as Lenders holding in excess of 50% of the aggregate amount of the loans and commitments under the Senior Facilities shall have consented thereto.

Cost and Yield Protection:

Usual for facilities and transactions of this type, it being agreed that the documentation will provide customary provisions regarding withholding tax liabilities in form and substance reasonably satisfactory to the Borrower and the Administrative Agent.

Assignments and Participations:

The Lenders will be permitted to assign (a) loans under the Term B Facility (with the consent of the Borrower, not to be unreasonably withheld or delayed), and (b) loans and commitments under the Revolving Facility with the consent of the Borrower (not to be unreasonably withheld or delayed), the Swingline Lender and the Issuing Bank; provided that no consent of the Borrower shall be required (i) after the occurrence and during the continuance of a payment or bankruptcy Event of Default or (ii) if such assignment is an assignment to another Lender, an affiliate of a Lender or an approved fund.  All assignments will require the consent of the

Administrative Agent, not to be unreasonably withheld or delayed.  Each assignment will be in an amount of an integral multiple of $1,000,000 with respect to the Term B Facility and $5,000,000 with respect to the Revolving Facility or, in each case, if less, all of such Lender’s remaining loans and commitments of the applicable class.  Assignments will be by novation and will not be required to be pro rata among the Senior Facilities.  The Administrative Agent shall receive a processing and recordation fee in an amount to be agreed.

The Lenders will be permitted to sell participations in loans and commitments without restriction.  Voting rights of participants shall be limited to matters in respect of (a) increases in commitments participated to such participants, (b) reductions of principal, interest or fees, (c) extensions of final maturity and (d) releases of all or substantially all of the value of the Guarantees or all or substantially all of the Collateral.

Expenses and Indemnification:

Except as otherwise agreed upon in writing, if the Closing Date occurs, all reasonable out-of-pocket expenses of the Joint Lead Arrangers and the Administrative Agent (without duplication) associated with the primary syndication of the Senior Facilities and with the preparation, execution and delivery, administration, waiver or modification and enforcement of the definitive documentation for the Senior Facilities (including the reasonable fees, disbursements and other charges of counsel named below and one counsel in each other relevant jurisdiction) are to be paid by the Borrower.  The Borrower will indemnify the Joint Lead Arrangers, the Administrative Agent, the Syndication Agent and the Lenders and hold them harmless from and against all reasonable out-of-pocket costs, expenses (including reasonable fees, disbursements and other charges of counsel) and liabilities of the Joint Lead Arrangers, the Administrative Agent, the Syndication Agent and the Lenders arising out of or relating to any claim or any litigation or other proceeding (regardless of whether the Joint Lead Arrangers, the Administrative Agent, the Syndication Agent or any Lender is a party thereto) that relates to the Transactions, including the financing contemplated hereby, the Merger or any transactions connected therewith; provided that none of the Joint Lead Arrangers, the Administrative Agent, the Syndication Agent or any Lender will be indemnified for any cost, expense or liability to the extent it has resulted from the gross negligence, bad faith or willful misconduct of such person or any of its affiliates or controlling persons or any of the officers, directors, employees, agents or members of any of the foregoing or a material breach of the definitive documentation by such person or its related persons.

Governing Law and Forum:	New York.

Counsel to the Administrative Agent and Joint Lead Arrangers:	Cravath, Swaine & Moore LLP.

ANNEX I to
EXHIBIT A

Interest Rates:

The interest rates under the Senior Facilities will be as follows:

Revolving Facility

At the option of the Borrower, Adjusted LIBOR plus 2.50% or ABR plus 1.50%. From and after the delivery by the Borrower to the Administrative Agent of the Borrower’s financial statements for the period ending at least one full fiscal quarter following the Closing Date, interest rates under the Revolving Facility shall be subject to reduction based upon the Leverage Ratio and shall be as agreed upon between the Borrower and the Administrative Agent (in consultation with Bank of America).

Term B Facility

At the option of the Borrower, Adjusted LIBOR plus 2.50% or ABR plus 1.50%.

From and after the delivery by the Borrower to the Administrative Agent of the Borrower’s financial statements for the period ending at least one full fiscal quarter following the Closing Date, interest rates under the Term B Facility shall be subject to reduction based upon the Leverage Ratio and shall be as agreed upon between the Borrower and the Administrative Agent (in consultation with Bank of America).

All Facilities

The Borrower may elect interest periods of 1, 2, 3 or 6 months (or, if available to all relevant Lenders, 9 or 12 months or a shorter period) for Adjusted LIBOR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based on the Prime Rate).

Interest shall be payable in arrears (a) for loans accruing interest at a rate based on Adjusted LIBOR at the end of each interest period and, for interest periods of greater than 3 months, every three months, and on the applicable maturity date and (b) for loans accruing interest based on the ABR, quarterly in arrears and on the applicable maturity date.

ABR is the Alternate Base Rate, which is the higher of the Administrative Agent’s Prime Rate and the Federal Funds Effective Rate plus 1/2 of 1.0%.

Adjusted LIBOR is the London interbank offered rate for

dollars, adjusted for statutory reserve requirements.
Letter of Credit Fee:

A per annum fee equal to the spread over Adjusted LIBOR under the Revolving Facility (minus the fronting fee) will accrue on the aggregate face amount of outstanding Letters of Credit under the Revolving Facility, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be distributed to the Lenders participating in the Revolving Facility pro rata in accordance with the amount of each such Lender’s Revolving Facility commitment. In addition, the Borrower shall pay to the Issuing Bank, for its own account, (a) a fronting fee equal to a percentage per annum to be agreed upon of the aggregate face amount of outstanding Letters of Credit, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, calculated based upon the actual number of days elapsed over a 360-day year, and (b) customary issuance and administration fees.

Commitment Fees:

Initially, 0.50% per annum on the undrawn portion of the commitments in respect of the Senior Facilities payable quarterly in arrears after the Closing Date and upon the termination of the commitments, calculated based on the number of days elapsed in a 360-day year.

Changes in Commitment Fees:

From and after the delivery by the Borrower to the Administrative Agent of each Borrower’s financial statements for the period ending at least one full fiscal quarter following the Closing Date, commitment fees under the Revolving Facility shall be subject to reduction based upon the Leverage Ratio as shall be as agreed upon between the Borrower and the Administrative Agent (in consultation with Bank of America).

2

CONFIDENTIAL	EXHIBIT B

Project David
Senior Unsecured Increasing Rate Bridge Loans
Summary of Principal Terms and Conditions(2)

Borrower:	The Borrower under the Senior Facilities.

Senior Unsecured Bridge Agent:

Credit Suisse, acting through one or more of its branches or affiliates (“CS”), will act as sole and exclusive administrative agent (in such capacity, the “Senior Unsecured Bridge Agent”) for a syndicate of banks, financial institutions and other institutional lenders reasonably acceptable to the Borrower (together with the Senior Unsecured Bridge Agent, the “Senior Unsecured Bridge Lenders”), and will perform the duties customarily associated with such roles.

Senior Unsecured Bridge Joint Lead Arrangers and Joint Bookrunners:

CS Securities and BAS will act as joint lead arrangers and joint bookrunners for the Senior Unsecured Bridge Facility (the “Senior Unsecured Bridge Lead Arrangers”), and will perform the duties customarily associated with such roles.

Senior Unsecured Bridge Syndication Agent:	Banc of America Bridge LLC.

Bridge Loans:	Senior Unsecured Increasing Rate Bridge Loans (the “Senior Unsecured Bridge Loans”).

Uses of Proceeds:

The proceeds of the Senior Unsecured Bridge Loans will be used by the Borrower on the Closing Date, together with the proceeds of the Term B Facility, the Revolving Facility borrowed on the Closing Date, the Senior Unsecured Notes (if any) and the Equity Contribution, solely (a) to pay the consideration for the Merger, (b) to refinance existing indebtedness of the Borrower and the Target and its subsidiaries, (c) to pay the Transaction Costs and (d) to pay the pre-funded Post-Closing Integration Amount.

Principal Amount:	Up to $575 million, of which, at the Borrower’s election, up to $200 million may be made as senior unsecured increasing rate PIK election loans (the “PIK Toggle

(2)   All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this terms sheet is attached, including Exhibit A thereto.

Option”).

Ranking:	The Senior Unsecured Bridge Loans will constitute senior unsecured indebtedness of the Borrower.

Guarantees:	Each existing and subsequently acquired or organized guarantor of the Senior Facilities will jointly and severally guarantee the Senior Unsecured Bridge Loans on a senior unsecured basis.

Interest Rates:

Interest for the first six-month period commencing on the Closing Date shall be payable at the London interbank offered rate (“LIBOR”) for U.S. dollars (for interest periods of 1, 2, 3 or 6 months, as selected by the Borrower) plus 475 basis points, or if the Borrower shall have elected the PIK Toggle Option, 525 basis points with respect to the portion of Senior Unsecured Bridge Loans made subject to such option (in either case, the “Initial Margin”).  Interest for each three-month period commencing at the end of such initial six-month period shall be payable at prevailing LIBOR for such interest period as selected by the Borrower plus the Initial Margin (provided that the Initial Margin shall increase by 50 basis points at the beginning of each three-month period subsequent to the initial six-month period for so long as the Senior Unsecured Bridge Loans are outstanding (the Initial Margin plus each 50 basis point increase therein described above, the “Applicable Margin”).

Interest will be paid in cash; provided that, if the Borrower shall have elected the PIK Toggle Option, with respect to the portion of the Senior Unsecured Bridge Loans made subject to such option, at the Borrower’s option, in cash (a “Cash Election”) or by adding such interest to the principal amount of the outstanding Senior Unsecured Bridge Loans (a “PIK Election” and, together with a Cash Election, an “Election”), in each case, quarterly in arrears.

With respect to each interest period applicable to Senior Unsecured Bridge Loans subject to the PIK Toggle Option, the Borrower may elect to (i) pay interest on the entire principal amount of such loans in cash, (ii) pay interest on the entire principal amount of such loans by adding such interest to such principal amount or (iii) pay interest on 50% of the entire principal amount of such loans in cash and pay interest on the remaining 50% of the entire principal amount of such loans by adding such interest to such principal amount.  Notwithstanding anything to the contrary herein, with respect to each

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interest period applicable to Senior Unsecured Bridge Loans subject to the PIK Toggle Option for which the Borrower has made a PIK Election, interest shall be payable (as to the portion of the interest subject to the PIK Election only) at the applicable rate for such interest period as set forth in the first paragraph of this section plus 100 basis points (such 100 basis point increase, the “PIK Margin Increase”).

The Borrower shall make an Election with respect to each interest period applicable to Senior Unsecured Bridge Loans subject to the PIK Toggle Option by providing at least 30 days’ notice to the Senior Unsecured Bridge Agent prior to the beginning of such interest period.  If an Election is not made by the Borrower in a timely fashion or at all with respect to the method of payment of interest for an interest period, the Borrower shall be deemed to have made the same election as the prior period.  Any Cash Election or PIK Election provided above shall apply to all outstanding Senior Unsecured Bridge Loans, Senior Unsecured Term Loans (as defined below) and Senior Unsecured Exchange Notes (as defined below) subject to the PIK Toggle Option.  The Senior Unsecured Bridge Agent shall provide written notice of the Borrower’s Election to all Lenders under the Senior Unsecured Bridge Facility.

Notwithstanding anything to the contrary set forth above, at no time, other than as provided in the second succeeding paragraph, shall the per annum yield on the Senior Unsecured Bridge Loans exceed the Total Cash Pay Cap (as defined in the Fee Letter) provided that, with respect to Senior Unsecured Bridge Loans subject to the PIK Toggle Option, the per annum yield on such loans shall not exceed the Total PIK Toggle Option Cap (as defined in the Fee Letter).

Interest Payments:	Interest on the Senior Unsecured Bridge Loans will be payable in cash (except as provided above), quarterly in arrears.

Default Rate:	The applicable interest rate plus 2.0%.

Maturity:

The Senior Unsecured Bridge Loans will mature on the first anniversary of the Closing Date (the “Maturity Date”).  On the Maturity Date, any Senior Unsecured Bridge Loan that has not been previously repaid in full will be automatically converted into a senior unsecured term loan (each a “Senior Unsecured Term Loan”) due on the date that is seven years after the Closing Date (the “Extended Maturity Date”).  The date on which Senior

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Unsecured Bridge Loans are converted into Senior Unsecured Term Loans is referred to as the “Conversion Date”.  At any time on or after the Conversion Date, at the option of the applicable Senior Unsecured Bridge Lender, the Senior Unsecured Term Loans may be exchanged in whole or in part for senior unsecured exchange notes (the “Senior Unsecured Exchange Notes”) having an equal principal amount; provided that no Senior Unsecured Exchange Notes shall be issued until the Borrower shall have received requests to issue at least $50 million in aggregate principal amount of Senior Unsecured Exchange Notes.

The Senior Unsecured Term Loans will be governed by the provisions of the Senior Unsecured Bridge Loans Documents and will have the same terms as the Senior Unsecured Bridge Loans except as expressly set forth on Annex I hereto.  The Senior Unsecured Exchange Notes will be issued pursuant to an indenture that will have the terms set forth on Annex II hereto.

Mandatory Prepayment:

The Senior Unsecured Bridge Loans shall be prepaid at 100% of the outstanding principal amount thereof with, subject to certain agreed exceptions customary for the affiliates of the Sponsor, (i) the net proceeds from the issuance of the Senior Unsecured Notes; (ii) the net proceeds from the issuance of any Refinancing Debt (to be defined) or public equity securities by the Borrower or any of its restricted subsidiaries (other than equity issuances to the Investors and in connection with permitted acquisitions or pursuant to employee benefit plans), with such proceeds being applied to repay the Senior Unsecured Bridge Loans prior to the repayment of loans outstanding under the Senior Facilities; and (iii) the net proceeds from any non-ordinary course asset sales by the Borrower or any of its restricted subsidiaries in excess of amounts either reinvested or required to be paid to the Lenders under the Senior Facilities.  The Borrower will also be required to prepay the Senior Unsecured Bridge Loans following the occurrence of a Change of Control (to be defined in a manner customary for affiliates of the Sponsor) at 100% of the outstanding principal amount thereof.  In addition, it is understood that an AHYDO “catch-up” payment provision will be included on one or more dates beginning on the first interest payment date after the fifth anniversary of the Closing Date, and any payments thereunder will not be restricted under the Facilities or the Senior Unsecured Notes.

Optional Prepayment:	The Senior Unsecured Bridge Loans may be prepaid, in

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whole or in part, at par plus accrued and unpaid interest upon not less than three days’ prior written notice, at the option of the Borrower at any time.

Right to Resell Senior Unsecured Bridge Loans:

Each Senior Unsecured Bridge Lender shall have the absolute and unconditional right to resell or assign the Senior Unsecured Bridge Loans or commitments held by it in compliance with applicable law to any third party at any time; provided that, for the twelve month period commencing on the Closing Date, the consent of the Borrower shall be required with respect to any assignment that would result in the Senior Unsecured Bridge Agent holding less than 50.1% of the aggregate outstanding principal amount of the Senior Unsecured Bridge Loans.

Conditions Precedent to Senior Unsecured Bridge Loans:

The borrowing of the Senior Unsecured Bridge Loans will be subject to the applicable conditions precedent set forth in Exhibit C to the Commitment Letter.

The definitive documentation relating to the Senior Unsecured Bridge Loans (the “Senior Unsecured Bridge Loan Documents”) shall not contain (a) any conditions precedent other than the conditions precedent expressly set forth in Exhibit C to the Commitment Letter or (b) any representation or warranty, affirmative or negative covenant or event of default not set forth in the Commitment Letter, or Exhibit C thereto, the accuracy, compliance or absence, respectively, of or with which would be a condition to the borrowing of the Senior Unsecured Bridge Loans.

Representations and Warranties:

The Senior Unsecured Bridge Loan Documents will contain representations and warranties relating to the Borrower and its subsidiaries as are substantially similar to those for the Senior Facilities, with additional representations and warranties usual and customary for bridge loan financings of this type with the affiliates of the Sponsor to the extent necessary to reflect differences in documentation.

Covenants:

The Senior Unsecured Bridge Loan Documents will contain such affirmative and negative covenants as are usual and customary for bridge loan financings of this type with affiliates of the Sponsor, it being understood and agreed that the covenants of the Senior Unsecured Bridge Loans (and the Senior Unsecured Term Loans and the Senior Unsecured Exchange Notes) will be incurrence-based covenants to be based on those expected to be contained in the preliminary offering memorandum or prospectus to be used to market the

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Senior Unsecured Notes.  Prior to the Maturity Date, the covenants of the Senior Unsecured Bridge Loans will be more restrictive than those of the Senior Unsecured Term Loans and the Senior Unsecured Exchange Notes, as reasonably agreed by the Lead Arranger and the Borrower.  Following the Maturity Date, the covenants of the Senior Unsecured Bridge Loans will be automatically modified so as to be consistent with the covenants in the Senior Unsecured Exchange Notes.

Events of Default:

The Senior Unsecured Bridge Loan Documents will contain such events of default (including grace periods) as are usual and customary for bridge loan financings of this type with the affiliates of the Sponsor, consisting of nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross acceleration to material indebtedness; bankruptcy and insolvency; material judgments; ERISA events; and actual or asserted invalidity of material guarantees.

Governing Law:	New York.

Counsel to the Senior Unsecured Bridge Agent and Senior Unsecured Bridge Lead Arrangers:	Cravath, Swaine & Moore LLP.

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ANNEX I to
EXHIBIT B

Senior Unsecured Term Loans

Maturity:	The Senior Unsecured Term Loans will mature on the date that is seven years after the Closing Date.

Interest Rate:

The Senior Unsecured Term Loans will bear interest at an interest rate per annum (the “Senior Unsecured Term Loan Interest Rate”) equal to the sum of LIBOR plus the Applicable Margin on the date immediately prior to the Conversion Date plus the Conversion Spread (determined as set forth below); provided that the Senior Unsecured Term Loan Interest Rate for any such Senior Unsecured Term Loan shall not at any time exceed a rate equal to the Total Cash Pay Cap or the Total PIK Toggle Option Cap, as applicable.

With respect to each interest period applicable to Senior Unsecured Term Loans subject to the PIK Toggle Option, the Borrower may elect to (i) pay interest on the entire principal amount of such loans in cash, (ii) pay interest on the entire principal amount of such loans by adding such interest to such principal amount or (iii) pay interest on 50% of the entire principal amount of such loans in cash and pay interest on the remaining 50% of the entire principal amount of such loans by adding such interest to such principal amount.  Notwithstanding anything to the contrary herein, with respect to each interest period applicable to Senior Unsecured Term Loans subject to the PIK Toggle Option for which the Borrower has made a PIK Election, interest shall be payable (as to the portion of the interest subject to the PIK Election only) at the applicable rate for such interest period as set forth in the immediately preceding paragraph plus 100 basis points (such 100 basis point increase, the “PIK Margin Increase”).

The Borrower shall make an Election with respect to each interest period applicable to Senior Unsecured Term Loans subject to the PIK Toggle Option by providing at least 30 days’ notice to the Senior Unsecured Bridge Agent prior to the beginning of such interest period.  If an Election is not made by the Borrower in a timely fashion or at all with respect to the method of payment of interest for an interest period, the Borrower shall be deemed to have made the same election as the prior period.  Any Cash Election or PIK Election provided above shall apply to all outstanding Senior Unsecured Term Loans and Senior Unsecured

Exchange Notes subject to the PIK Toggle Option.  The Senior Unsecured Bridge Agent shall provide written notice of the Borrower’s Election to all Lenders holding Senior Unsecured Term Loans or Senior Unsecured Exchange Notes.

Notwithstanding anything to the contrary herein, interest with respect to any interest period commencing on or after the fourth anniversary of the Closing Date will be payable only in cash.

Interest shall be payable on the last day of each fiscal quarter of the Borrower and on the maturity date of the Senior Unsecured Term Loans, in each case payable in arrears and computed on the basis of a 360 day year.

The “Conversion Spread” will equal, with respect to any Senior Unsecured Term Loan, 0.50% during the three-month period commencing on the Conversion Date for such Senior Unsecured Term Loan and shall increase by 0.50% per annum at the beginning of each subsequent three-month period

Covenants, Defaults and Mandatory Prepayments:

Upon and after the Conversion Date, the covenants, mandatory prepayments and defaults which would be applicable to the Senior Unsecured Exchange Notes, if issued, will also be applicable to the Senior Unsecured Term Loans in lieu of the corresponding provisions of the Senior Unsecured Bridge Loan Documentation.

Optional Prepayment:

The Senior Unsecured Term Loans may be prepaid, in whole or in part, at par, plus accrued and unpaid interest upon not less than three days’ prior written notice, at the option of the Borrower at any time.

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ANNEX II to
EXHIBIT B

Senior Unsecured Exchange Notes

Issuer:	The Senior Unsecured Exchange Notes will be issued under an Indenture capable of being qualified under the Trust Indenture Act of 1939, as amended.

Maturity:	The Senior Unsecured Exchange Notes will mature on the date that is eight years after the Closing Date.

Interest Rate:

The Senior Unsecured Exchange Notes will bear interest payable semi-annually at a rate equal to the Senior Unsecured Term Loan Interest Rate (subject to the Total Cash Pay Cap or the Total PIK Toggle Option Cap, in either case applicable to the Senior Unsecured Term Loans); provided that any Senior Unsecured Bridge Lender that surrenders Senior Unsecured Term Loans in exchange for Senior Unsecured Exchange Notes may elect to have the interest rate fixed at the rate in effect on the date of such exchange; provided, further, that no Senior Unsecured Bridge Lender that is a Senior Unsecured Bridge Agent or an affiliate of a Senior Unsecured Bridge Agent shall have such right unless it is necessary for a bona fide sale of the subject Senior Unsecured Exchange Notes to a non-affiliated third party.  The Borrower shall be permitted to make an Election with respect to the payment of interest on the Senior Unsecured Exchange Notes, on a semi-annual basis, and otherwise pursuant to the same requirements set forth above with respect to the Senior Unsecured Bridge Loans and the Senior Unsecured Term Loans.

Notwithstanding anything to the contrary herein, interest with respect to any interest period commencing on or after the fourth anniversary of the Closing Date will be payable only in cash.

Repurchase upon Change of Control:

The Borrower will be required to make an offer to repurchase the Senior Unsecured Exchange Notes following the occurrence of a Change of Control (to be defined) at a price in cash equal to 101% (or 100% in the case of Senior Unsecured Exchange Notes the interest rate for which has not been fixed in accordance with the terms hereof) of the outstanding principal amount thereof, plus accrued and unpaid interest to the date of repurchase.

Optional Redemption:	If the interest rate on any Senior Unsecured Exchange Notes has been fixed as set forth above, then, except as set forth below, such Senior Unsecured Exchange Notes will be non-callable until the fourth anniversary of the Closing Date.  Thereafter, each such Senior Unsecured Exchange Note will be callable at par plus accrued interest plus a premium equal to one half of the coupon on such Senior Unsecured Exchange Note, which premium shall decline ratably on each subsequent anniversary of the Closing Date to zero on the date that is two years prior to the maturity of the Senior Unsecured Exchange Notes.

Prior to the fourth anniversary of the Closing Date, the Borrower may redeem such Senior Unsecured Exchange Notes at a make-whole price based on U.S. Treasury notes with a maturity closest to the fourth anniversary of the Closing Date plus 50 basis points.

Prior to the third anniversary of the Closing Date, the Borrower may redeem up to 35% of such Senior Unsecured Exchange Notes with proceeds from an equity offering at a price equal to par plus the coupon on such Senior Unsecured Exchange Notes.

The optional redemption provisions will be otherwise consistent with publicly traded high yield transactions with affiliates of the Sponsor.

Defeasance Provisions:	Customary for publicly traded high yield debt securities issued by affiliates of the Sponsor.

Modification:	Customary for publicly traded high yield debt securities issued by affiliates of the Sponsor.

Registration Rights:

The Borrower shall use commercially reasonable efforts to file, within 90 days after the first issuance of Senior Unsecured Exchange Notes (the date of such issuance, the “Issue Date”), and will use commercially reasonable efforts to cause to become effective, as soon thereafter as practicable, a shelf registration statement with respect to the Senior Unsecured Exchange Notes (such registration statement, a “Shelf Registration Statement”) which Shelf Registration Statement shall contain all financial statements required under the Securities Act of 1933, as amended.  If a Shelf Registration Statement is filed, the Borrower will keep such Shelf Registration Statement effective and available (subject to customary exceptions) until it is no longer needed to permit unrestricted resales of the Senior Unsecured Exchange Notes; provided that in no event shall the Borrower be required to keep such Shelf Registration Statement effective and available for more than two years after the Issue Date.  The Borrower shall cause the Shelf Registration Statement to be

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declared effective by the date (the “Effectiveness Date”) that is 180 days from the Issue Date.  Any failure on the part of the Borrower to cause the Shelf Registration Statement to be declared effective in accordance with the preceding sentence is referred to as a “Registration Default”.  In the event of a Registration Default with respect to any Senior Unsecured Exchange Note, the Borrower will pay liquidated damages in the form of increased interest of $0.05 per week per $1,000 principal amount of such Senior Unsecured Exchange Note to the holder of such Senior Unsecured Exchange Note, to the extent that such holder is unable to freely transfer such Senior Unsecured Exchange Note, from and including the Effectiveness Date to but excluding the effective date of the Shelf Registration Statement with respect to such Senior Unsecured Exchange Note.  On the 90th day after the Effectiveness Date with respect to any such Senior Unsecured Exchange Note, the liquidated damages shall increase by an additional $0.05 per week per $1,000 principal amount and, on each 90 day anniversary of the Effectiveness Date thereafter, shall increase by an additional $0.05 per week per $1,000 principal amount to a maximum increase in interest of $0.20 per week per $1,000 principal amount (such damages to be payable by issuing additional Senior Unsecured Exchange Notes, if the interest rate thereon exceeds 10.0%).  The Borrower will also pay such liquidated damages to the holder of a Senior Unsecured Exchange Note for any period of time (subject to customary exceptions) following the effectiveness of the Shelf Registration Statement with respect to such Senior Unsecured Exchange Note that such Shelf Registration Statement is not available for sales thereunder.  All accrued liquidated damages will be paid in arrears on each semi-annual interest payment date.

In lieu of a Shelf Registration Statement, the Borrower at its option may file a registration statement (the “Exchange Registration Statement”) with respect to notes having terms identical to the Senior Unsecured Exchange Notes (the “Substitute Notes”) to effect a registered exchange offer (the “Registered Exchange Offer”) in which the Borrower offers to holders of Senior Unsecured Exchange Notes registered Substitute Notes in exchange for the Senior Unsecured Exchange Notes (it being understood that a Shelf Registration Statement would be required to be made available in respect of Senior Unsecured Exchange Notes the holders of which could not receive Substitute Notes through the Registered Exchange Offer that, in the opinion of counsel, would be freely saleable by such holders

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without registration or requirement for delivery of a current prospectus under the Securities Act of 1933, as amended (other than a prospectus delivery requirement imposed on a broker-dealer who is exchanging Senior Unsecured Exchange Notes acquired for its own account as a result of market making or other trading activities)).  In such case, if the Exchange Registration Statement has not been declared effective and an exchange offer for the Senior Unsecured Exchange Notes pursuant to the Exchange Registration Statement has not been consummated by the Effectiveness Date, the Borrower will pay liquidated damages in the form of increased interest for the same periods and at the same rates as described in the previous paragraph.

Covenants:	Customary for publicly traded high yield debt securities issued by affiliates of the Sponsor.

Events of Default:	Customary for publicly traded high yield debt securities issued by affiliates of the Sponsor.

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EXHIBIT C

Project David
Senior Secured Credit Facilities
Senior Unsecured Increasing Rate Bridge Facility
Summary of Additional Conditions Precedent

Except as otherwise set forth below, the initial borrowing under each of the Facilities shall be subject to the following additional conditions precedent:

1.             The Merger shall have been consummated in accordance with the terms of the Merger Agreement, without giving effect to any amendments or waivers by you or Merger Sub thereto that are materially adverse to the Lenders without the consent of the Joint Lead Arrangers (which consent shall not be unreasonably withheld or delayed).  Since December 31, 2006, except as set forth in (A) the Company Reports (as defined in the Merger Agreement, without giving effect to any amendment thereof after the date hereof) filed with the Securities and Exchange Commission from and after December 31, 2006 through and including the date hereof or (B) the Form 8-K previously disclosed to the Company and to be filed in connection with the announcement of the Merger Agreement (but, in any case, only to the extent (x) such disclosure does not constitute a “risk factor” or a “forward-looking statement” under the heading “Forward-Looking Statements” in any of such Company Reports and (y) the applicability of such disclosure to this condition is reasonably apparent) or (ii) in the corresponding sections or subsections of the Company Disclosure Schedule (as defined in the Merger Agreement, without giving effect to any amendment thereof after the date hereof), there shall not have occurred any Change (as defined in the Merger Agreement) that, individually or in the aggregate, has had or could reasonably be expected to have, a Company Material Adverse Effect (as defined in the Merger Agreement, without giving effect to any amendment thereof after the date hereof).

2.             The Equity Contribution shall have been consummated in at least the amount set forth in the Term Sheet for the Senior Facilities, which to the extent constituting other than common equity interests shall be on terms and conditions and pursuant to documentation reasonably satisfactory to the Joint Lead Arrangers to the extent material to the interests of the Lenders.

3.             The Joint Lead Arrangers shall have received (a) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of each of the Borrower and the Target for the three most recently completed fiscal years ended at least 90 days before the Closing Date without qualification by either the Borrower’s or the Target’s auditors, as applicable, and (b) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower and the Target for each subsequent fiscal quarter ended at least 45 days before the Closing Date.

4.             The Joint Lead Arrangers shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Borrower as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days prior to the Closing Date, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements).

5.             The Joint Lead Arrangers shall have received (i) customary legal opinions, corporate documents and certificates (including a certificate from the chief financial officer of the Borrower with respect to the solvency (on a consolidated basis) of the Borrower and its subsidiaries (all such opinions, documents and certificates mutually agreed to be in form and substance customary for precedent transactions of the Sponsor)), and (ii) all documentation and other information that is reasonably requested in writing by the Joint Lead Arrangers at least five business days prior to the Closing Date in order to allow the Joint Lead Arrangers to comply with applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

6.             With respect to the Bridge Facility, (a) one or more investment banks satisfactory to the Senior Unsecured Bridge Agent (collectively, the “Investment Bank”) shall have been engaged to publicly sell or privately place the Senior Unsecured Notes, and the Joint Lead Arrangers and the Investment Bank each shall have received, not later than 20 business days prior to the Closing Date, a complete printed preliminary prospectus or preliminary offering memorandum or preliminary private placement memorandum (collectively, an “Offering Document”) suitable for use in a customary “high-yield road show” relating to each of the Senior Unsecured Notes and in customary form for offering memoranda used in Rule 144A offerings by affiliates of the Sponsor, in each case, which contains, except as otherwise agreed by such Investment Bank, all financial statements and other data required to be included therein (excluding Rule 3-10 financial information, but including all audited financial statements, all unaudited financial statements and all appropriate pro forma financial statements prepared in accordance with generally accepted accounting principles in the United States and prepared in accordance with Regulation S-X under the Securities Act of 1933, as amended), and all other data reasonably necessary for the Investment Bank to receive customary “comfort” from independent accountants in connection with the offering of such series of Senior Unsecured Notes and (b) the Investment Bank shall have been afforded a period of at least 20 consecutive business days following receipt of an Offering Document including the information described in clause (a) to seek to place any series of Senior Unsecured Notes with qualified purchasers thereof (provided that such 20 consecutive business day period shall not include any day (x) from and including August 18, 2007 to and including September 3, 2007 or (y) from and including December 21, 2007 to and including January 1, 2007).

7.             With respect to the Senior Facilities, all documents and instruments required to perfect the Administrative Agent’s security interest in the Collateral shall have been executed and delivered and, if applicable, be in proper form for filing, and none of the Collateral shall be subject to any other pledges, security interest or mortgages, except for liens permitted under the Facilities Documentation; provided, however that this condition 8 is subject in all respects to the second paragraph of Section 6 of the Commitment Letter.

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